Exhibit 5.1

STERIS plc 70 Sir John Rogerson’s Quay Dublin 2 Ireland D02 R296

Our Ref	Your Ref	1 June 2021
FBO/669595.11

Dear Sirs

Registration Statement on Form S-4 of STERIS plc

We have acted as Irish counsel to STERIS plc, a public limited company incorporated under the laws of Ireland (company number 595593) (the “Company”), in connection with (i) the filing by the Company, on 2 March 2021, of a registration statement on Form S-4 (Registration No. 333-253799) (the “Initial Registration Statement”), (ii) the filing, on 29 March 2021, of an amendment to the Initial Registration Statement (“Amendment No. 1”) registering the issuance of up to 14,287,997 ordinary shares of $0.001 each (nominal value) in the capital of the Company (the “Initial S-4 Shares”) and (iii) the filing, on the date hereof, of a registration statement on Form S-4 pursuant to General Instruction K to Form S-4 and Rule 462(b) of the U.S. Securities Act of 1933, as amended (the “Securities Act”) registering the issuance of 9,346 ordinary shares of $0.001 each (nominal value) in the capital of the Company (the “Additional Ordinary Shares” and together with the Initial S-4 Shares, the “Ordinary Shares”) (the “Supplemental Registration Statement” and together with the Initial Registration Statement and Amendment No. 1, the “Registration Statement”), under the Securities Act with the U.S. Securities and Exchange Commission (the “Commission”), to be issued upon completion of the Delaware law governed mergers (the “Mergers”) described in the proxy statement/prospectus contained in the Registration Statement in accordance with the Agreement and Plan of Merger by and among the Company, Solar New US Holding Co, LLC, Crystal Merger Sub 1, LLC and Cantel Medical Corp., dated 12 January 2021 (the “Merger Agreement”), as amended on 1 March 2021.

In connection with this Opinion, we have reviewed the corporate resolutions, records and other documents and searches listed in Schedule 1 to this Opinion, together with such other resolutions, records and documents as we have deemed necessary as a basis for the opinions expressed below.

Based on the foregoing, and subject to the further assumptions, qualifications and limitations set out in this Opinion, we are of the opinion that the Ordinary Shares, when issued upon completion of the Mergers in accordance with the terms of the Merger Agreement, as amended, will be validly issued, fully paid and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean the registered holders of such Ordinary Shares are not subject to calls for additional payments on such shares).

For the purposes of this Opinion, we have assumed: (i) the Registration Statement will have become,  and will remain, effective at the time of issuance of the Ordinary Shares, (ii) the truth and accuracy of the contents of all documents and searches reviewed as to factual matters, but have made no independent investigation regarding such factual matters, (iii) all signatures, initials, seals and stamps contained in, or on, all documents submitted to us are genuine, (iv) all documents submitted to us as originals are authentic and complete and that all documents submitted to us as copies (including without limitation any document submitted to us as a .pdf (or any other format) attachment to an email) are complete and conform to the originals of such documents, and the originals of such documents are authentic and complete, (v) the execution version of the Merger Agreement and the amendment agreement thereto contained in the Registration Statement as Annex A-1 and Annex A-2 thereto are complete and conform to the originals of such documents, and the originals of such documents are authentic and complete and have been duly executed and (vi) that the Mergers will be consummated as provided for in the Merger Agreement, as amended and otherwise as described in the Registration Statement.

This Opinion is based upon, and limited to, the laws of Ireland as is in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein.  For the avoidance of doubt, Ireland does not include Northern Ireland and the laws of Ireland do not include the laws in force in Northern Ireland.  We have assumed without enquiry that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinion as stated herein.  We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland or the effect thereof.  This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent.  This Opinion is confined strictly to the matters expressly stated herein and is not be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Supplemental Registration Statement and to the reference to Matheson under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and shall be construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson

MATHESON

Schedule 1

Documents

1.
Copies of the certificate of incorporation, certificate of incorporation on change of name and certificate of incorporation on re-registration of as a public limited company of STERIS plc, dated 22 December 2016, 25 October 2018 and 11 February 2019, respectively.

2.	Copy constitution of STERIS plc, adopted on 27 March 2019 and amended on 3 May 2019.

3.	Copy resolutions of the board of directors of STERIS plc passed on 12 January 2021.

4.
A registration statement on Form S-4 (Registration No. 333-253799), including the proxy statement/prospectus contained therein, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on 2 March 2021.

5.	An amendment No. 1 to the Initial Registration Statement, including the proxy statement/prospectus contained therein, as filed with the Commission on 29 March 2021.

6.	A supplemental registration statement on the Form S-4, as filed with the Commission on the date hereof.

7.
The execution version of the Agreement and Plan of Merger by and among the Company, Solar New US Holding Co, LLC, Crystal Merger Sub 1, LLC and Cantel Medical Corp., dated 12 January 2021, contained in the Registration Statement as Annex A-1.

8.
The execution version of the Amendment Agreement to the Agreement and Plan of Merger by and among the Company, Solar New US Holding Co, LLC, Crystal Merger Sub 1, LLC and Cantel Medical Corp., dated 1 March 2021, contained in the Registration Statement as Annex A-2.

9.
Searches carried out by independent law researchers on our behalf against STERIS plc on 31 May 2021 in (a) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (b) the Judgments’ Office of the Central Office of the High Court of Ireland and (c) the Companies Registration Office.